Winner Medical Group Inc. to Host Second Quarter 2011 Earning Conference Call on Wednesday, May 11, 2011 at 08:30 a.m. EDT

SHENZHEN, China, May 6, 2011 /PRNewswire-Asia/ -- Winner Medical Group Inc. (Nasdaq: WWIN), ("Winner Medical"), a leading manufacturer of medical dressings, medical disposables and non-woven fabric made from 100% natural PurCotton® products in China, announced today that it will release financial results for its second quarter 2011 on Wednesday, May 11 before market opens. Winner Medical’s senior management will host a conference call to discuss these results on the date and time noted below.

Date and time of the conference call: Wednesday, May 11, 2011 at 8:30 a.m. EDT

Dial-in Numbers
1.800.901.5231 (US)
10-800-130-0399 (South China)
10-800-852-1490 (North China)
400-881-1630 (For China Mobile Users)
###-##-#### (Hong Kong)
1-617-786-2961 (US Toll & International Dial-in)
Passcode: 56002956

A telephone replay will be available shortly after the conclusion of the call and will be accessible from May 11, 2011 at 11:30 PM to May 18, 2011 by calling 1-888-286-8010 (US) or 1-617-801-6888 (International), passcode 55727684. The earnings release will also be available on the investor relations page of Winner Medical’s website at http://winnermedical.investorroom.com/ on Thursday, May 12, 2011.

About Winner Medical

Winner Medical is a leading medical disposable products manufacturer in China, with business operations consisting of manufacturing, researching, developing and marketing cotton-based medical dressings and medical disposables, as well as consumer products. The Company has twelve wholly-owned operating subsidiaries and three joint ventures, which manufacture tailored medical disposables and dressings, as well as non-woven fabric made from 100% natural cotton.  With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of products, from surgical and wound care to consumer. The Company sells and markets its medical products and 100% natural cotton non-woven jumbo rolls in China and abroad. For nine consecutive years, the Company has been ranked as one of the top medical dressing exporters in China, with the United States, Europe, China and Japan being its most important markets. In addition, the Company distributes finished cotton non-woven consumer products under its own "PurCotton" brand name in China. With more than 20 years of international experience in the medical dressings and disposables field, the Company has a deep market understanding. This provides Winner Medical with a solid foundation upon which it plans to expand by growing its medical grade 100% cotton retail business. To learn more about Winner Medical, please visit Winner Medical's web site at http://winnermedical.investorroom.com/.

For more information, please contact:

Company: Huixuan Chen (Fiona)	Investor Relations: Scott Powell
Investor Relations Manager	HC International, Inc.
Winner Medical Group Inc.	Tel: +1-212-301-7130
Tel: +86-755-2806-6858	Email: scott.powell@hcinternational.net
+86-755-2813-8888 (x691)	Web: http://www.hcinternational.net
Email: investors@winnermedical.com
Web: http://ir.winnermedical.com